EXHIBIT 99.1

News release

For Media	For Investors

Betsy Palmer	Denise Stone
Vice President, Global Communications	Director, Investor Relations
404-242-4638	973-214-9953
betsy.palmer@bearingpoint.com	denise.stone@bearingpoint.com
For immediate release
Bearingpoint Outlines Strategic Priorities For 2008
At Analyst Meeting
Preliminary 2007 Financial Results; 2008 Financial Outlook Provided
McLean, Va. – Feb. 6, 2008 – BearingPoint, one of the world’s leading management and technology consulting companies, today outlined its operating strategy, business priorities and management imperatives for 2008 and beyond. The Company also provided preliminary results for 2007, as well as a financial outlook for 2008.
“We are starting 2008 with a straightforward strategy centered on focus, profitability, and a firm commitment to execution,” said Ed Harbach, CEO of BearingPoint. “We have realigned senior leadership, refined our global approach, and sharpened our focus on improving core operational and financial results. Going forward, BearingPoint will focus its efforts where we have a differentiated portfolio of expertise to better allow us to quickly reach and sustain profitability. We must execute our plan, lead with our strengths and make profitability our first priority.”
During the meeting, Harbach and key leaders reviewed the strength of BearingPoint’s global business and primary operating divisions, laying out three overarching strategic priorities for 2008:
•	Operational Excellence and Profitability: The Company is targeting higher operating margins from operational efficiencies and a continuing drive to further reduce its corporate services cost structure.

•	Leverage the Company’s Global Footprint: The Company has recently recommitted itself to strengthening its global footprint to provide greater opportunities for scale, portfolio diversification and to create competitive offerings in geographic markets where it can develop differentiated positioning, driving sustainable and higher margins.

•	Attract, Develop and Retain World-Class Talent: The Company detailed steps to achieve this goal, including building a world-class HR function, increasing training

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efforts companywide and creating a transparent pay-for-performance culture. The Company also plans to increase utilization, which, in conjunction with developing its workforce, is designed to significantly boost productivity and growth potential.
Harbach specifically pointed to the strength of the Company’s Public Services business, its largest and most profitable segment, as both a strong example of BearingPoint’s leadership position, as well as an opportunity for delivering growth in other geographic markets.
“Public Services is the engine that drives our business. It is an established leader in providing high-quality technology consulting services to U.S. state, local and federal government agencies, as well as an increasing number of international sovereigns. The growth potential in this business is tremendous, and we have great opportunities to leverage best practices across our global organization. Public Services is a shining example of what we can accomplish when we focus and execute against a differentiated strategy,” said Harbach.
Preliminary 2007 Results and 2008 Outlook
Harbach and Judy Ethell, the Company’s CFO, also outlined the firm’s preliminary, unaudited 2007 financial results and financial outlook for 2008. Full year, audited results will be provided in conjunction with the filing of BearingPoint’s 2007 Form 10-K, scheduled for the end of February.
Preliminary 2007 results are as follows:
•	Gross Revenue in the range of $3.45 billion to $3.47 billion

•	Net Revenue in the range of $2.63 billion to $2.65 billion

•	Gross Profit in the range of $465 million to $485 million

•	SG&A Expenses in the range of $700 million to $710 million

•	Operating Loss in the range of ($215 million) to ($245 million)

•	Net Income/Loss in the range of ($345 million) to ($375 million)

•	Weighted Average Shares (diluted) of approximately 230 million

•	Cash and Cash Equivalents of approximately $470 million

•	Bookings at $2.865 billion

•	Utilization at 77.2 percent

•	Attrition at 24.7 percent
The Company also provided its financial outlook for 2008 for the following items:
•	Net Revenue remaining flat or slightly increasing

•	SG&A Expenses in the range of $570 million to $585 million

•	Net Income (Loss) in the range of ($70 million) to $1 million

•	Cash and Cash Equivalents in the range of $500 million to $570 million

•	Free Cash Flow in the range of $30 million to $100 million
“Today marks an incredibly important turning point for our Company,” said Harbach. “We have already made great progress toward achieving our goal of more than $250 million in additional cost savings this year. Our revenue goals are realistic and our people are up to the challenge of striving for profitability in 2008. This is our year.”
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About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has more than 17,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Forward-Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company’s operations, financial condition and outlook are subject to various risks. For information regarding these risks, please refer to the risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in its quarterly reports on Form 10-Q for its 2007 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. These risks include, but are not limited to: the failure to file timely SEC periodic reports; potential delisting from the New York Stock Exchange; the ability to meet expected near-term cash needs; the limitations imposed by the Company’s credit facility; any requirement to post cash collateral to support obligations under its credit facility or surety bonds; the inability to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements; and any downgrade in the Company’s credit ratings.
2007 Preliminary Unaudited Results
The preliminary, unaudited information provided in today’s meeting is, in part, based on the Company’s current estimate of results from operations for its 2007 fiscal year.  The Company is currently in the process of finalizing its 2007 financial results, and its financial year-end closing procedures and annual audit have not yet been completed (collectively, the “Remaining Procedures”). The Company’s preliminary, unaudited results provided herein are subject to changes which may result from the completion of the Remaining Procedures and to the impact of the subsequent occurrence or identification of events prior to the completion of the Remaining Procedures such as: increased audit costs, settlement of litigation, potential goodwill impairment and unexpected contract write-offs.  The effect of any such changes or subsequently identified matters could materially affect the preliminary, unaudited financial results reported herein.

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Financial and Operational Notes
Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is gross revenue. Net revenue is derived by deleting the component of gross revenue that consists of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue during 2007 is projected to be approximately $3.45 billion to $3.47 billion. Other direct contract expenses during 2007 are projected to be approximately $820 million. When other direct contact expenses are subtracted from gross revenue of approximately $3.45 billion to $3.47 billion, the result is approximately $2.63 billion to $2.65 billion, which is net revenue. The company believes that it is useful to investors to be informed of net revenue because it represents the actual amount paid by our clients specifically for professional services.
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it reflect option years under contracts that are subject to client discretion. State and Federal government contracts or work orders are not included in bookings until related appropriations spending has been properly approved and, then, only to the extent of the amount of spending approved. Consequently, there can be significant differences between the times of contract signing and new contract booking recognition. Although our level of bookings provides some indication of how our business is performing, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagement or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours.
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